AMENDMENT TO CANCELLATION OF DEBT AND ASSIGNMENT
AGREEMENT FOR CMSA OF FRESNO, CA

eRXSYS, Inc. (hereinafter "eRXSYS" or the "Company") and David Parker (hereinafter "Parker"), intending to be legally bound, agree as follows:

WHEREAS :

 A.   As of August 31, 2003, Parker was owed $140,193 by Company and this debt was represented on the financial statements of the Company for the nine month period ended August 2003 as "Advances due to a shareholder" (the "Debt").

 B.    On November 27, 2003, the Company and Parker entered into an agreement whereby the Company transferred, assigned, and conveyed to Parker all of their rights under a License Agreement with RTIN Holdings, Inc. for the specific CMSA (Consolidated Statistical Metropolitan Area) of Fresno, California in exchange for Parker cancelling the Debt owed to him by the Company, including any accrued interest.

 C.    The parties desire to amend the cancellation of debt and assignment agreement for CMSA of Fresno, California to reflect certain modifications agreed to by the parties;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for and in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

      1.     Paragraph 1 of the agreement is hereby amended and restated as follows:

             "The Company hereby issues to Parker 220,429 restricted shares of the Company’s common stock."

      2.      Paragraph 2 of the agreement is hereby amended and restated as follows:

         "In consideration for the issuance of shares in Item 1, Parker hereby releases and forever discharges the Company from any and all liability on the
          Debt, including any accrued interest owed relating to the Debt."

      3.       Paragraph 3 of the agreement is hereby deleted in its entirety because it is no longer relevant given the modifications agreed to by the parties.

      4.       Parker hereby transfers, assigns, and conveys all of his rights under the License Agreement with RTIN Holdings, Inc. for the specific CMSA
               (Consolidated Statistical Metropolitan Area) of Fresno, California received in the original agreement on November 27, 2003 back to the Company.

IN WITNESS WHEREOF, this Agreement is executed on this 16th day of February, 2004
eRXSYS, Inc.

/s/ A.J. LaSota                                                                                                         /s/ David Parker
By: A.J. LaSota                                                                                                       By:    David Parker
Its:  President

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